TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into on this 1st day of February, 2018, by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Eric D. Belcher (“Executive”).
WHEREAS, Executive and the Company previously entered into that certain Amended and Restated Employment Agreement, dated December 19, 2013 (the “Employment Agreement”);
WHEREAS, Executive currently serves as the President and Chief Executive Officer of the Company and as a member of its Board of Directors (the “Board”) and as a director and officer of subsidiaries and affiliates of the Company; and
WHEREAS, the Company and Executive desire to set forth their mutual agreement with respect to matters relating to Executive’s retirement from the position of President and Chief Executive Officer of the Company, Executive’s continued service on the Board, and the terms of Executive’s compensation and benefits and other matters related thereto.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
1.Transition; Role of Chairman of the Board. Executive shall continue in his current position as President and Chief Executive Officer of the Company, as a member of the Board, and as a director and officer of certain subsidiaries and affiliates of the Company through the start date of Executive’s successor to the position of President and Chief Executive Officer (the “Transition Date”). On the Transition Date, Executive shall relinquish the duties of President and Chief Executive Officer of the Company and any positions held by Executive in any subsidiaries or affiliates of the Company other than his position as a director of the Company. Executive shall then serve as the Chairman of the Board until December 31, 2018, which period may be shortened by the Board in its discretion or, at the Board’s request and with Executive’s consent, extended (the date on which Executive ceases service as Chairman is referred to herein as the “Transition End Date”). The period from the Transition Date through the Transition End Date is referred to herein as the “Transition Period.” For purposes of clarity, the Transition Period shall not include any period of time Executive may serve as a non-executive officer of the Company, as discussed in Section 2(d) below. Executive shall be deemed to have resigned from the Board voluntarily, without any further action required, on the Transition End Date, unless Executive and the Board mutually agree that Executive will continue to serve as a director on the Board after the Transition End Date.

Executive agrees to devote sufficient time (which is not expected to be a “full-time” commitment after the Transition Date), energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Executive’s principal responsibility as Chairman of the Board will be to facilitate a smooth transition, by, for example, (i) assisting with existing client relationships and new business efforts and (ii) knowledge transfer, advice and counsel to the successor Chief Executive Officer, as requested and at the direction of the successor Chief Executive Officer.

The independent directors of the Board anticipate appointing a lead independent director of the Board (the “Lead Director”) on or before the Transition Date. During the Transition Period, Executive and the Lead Director will share responsibility for determining the Board meeting schedule, setting agendas and addressing other matters of the Board.

2.Compensation and Benefits.

(a) Chief Executive Officer Services. Subject to (i) Executive’s execution, non-revocation and compliance with this Agreement, (ii) Executive’s continued compliance with the Employment Agreement and (iii) Executive’s continued employment from the date of this Agreement through the Transition Date, Executive shall continue to receive until the Transition Date salary and benefits at the levels he receives as of the date of this Agreement. Executive’s annual bonus for the portion of 2018 during which he shall serve as Chief Executive Officer is addressed below in Section 2(c)(i).

(b) Chairman Services. Executive will receive no additional compensation for his service as a director of the Board in the period between the date of this Agreement and the Transition Date. Executive will receive a base salary at a rate of $400,000 per year during the period while serving as Chairman of the Board. For so long as

Executive is Chairman of the Board, Executive shall continue to be an employee of the Company and all of Executive’s equity awards will accordingly continue to vest in accordance with their terms.

(c) Additional Compensation and Benefits. Subject to (i) Executive’s execution and non-revocation of this Agreement, (ii) Executive’s continued compliance with the Employment Agreement and (iii) Executive’s continued compliance with this Agreement, Executive shall receive the following compensation and benefits:

(i)Executive will remain eligible to receive his full annual bonus for 2017 based on the Company’s existing bonus plan. In addition, Executive will remain eligible to receive an annual bonus for 2018, with a payout at target performance of 115% of base salary, as of the Transition Date, such bonus to be pro-rated for the percentage of 2018 he served as Chief Executive Officer but otherwise determined and paid on the same basis as applicable to the Company’s other senior executives.

(ii)Executive will have the possibility of receiving a bonus of $200,000 for 2018, solely in the discretion of the Board, but taking into account, among other things, Executive’s success during the Transition Period helping to win new customers and retain existing customers, to be paid, if at all, at the conclusion of the Transition Period (it being recognized that the bonus could, in the Board’s discretion, be greater than or less than $200,000).

(iii)Executive shall be eligible to receive a bonus of $500,000 (the “Transition Bonus”) if he serves as Chairman until December 31, 2018, such bonus to be paid at the same time that the Company’s senior executives will receive annual incentive bonuses for the 2018 fiscal year but in any event no later than March 15, 2019 (the “Transition Bonus Payment Date”), provided that, (i) if the Board terminates Executive’s position as Chairman for Cause (as defined in his Employment Agreement) Executive will receive no Transition Bonus, (ii) if the Board terminates Executive’s position as Chairman other than for Cause or Executive resigns from his position as Chairman for Good Reason (which for purposes of this Agreement shall have the definition assigned to such term in the Employment Agreement, making such changes to such definition as necessary to reflect Executive’s position as Chairman pursuant to the terms of this Agreement), in each case prior to December 31, 2018, Executive will receive the full Transition Bonus paid on the Transition Bonus Payment Date, and (iii) if Executive terminates his service as Chairman prior to December 31, 2018 other than for Good Reason, the Transition Bonus will be reduced to the amount determined by multiplying $500,000 by a fraction, the numerator of which is the number of days Executive served as Chairman following the Transition Date and the denominator of which is the total number of days between the Transition Date and December 31, 2018, such reduced amount to be paid on the Transition Bonus Payment Date.

(iv)If Executive is a director of the Company on the date that the Company makes its annual equity awards to directors, then Executive shall receive the same grant provided to other directors of the Company, and such award will vest at the earlier of (A) one year from the date of grant or (B) upon the conclusion of Executive’s service on the Board. Executive shall not receive any other equity awards pursuant to this Agreement.

(v)Executive will remain eligible for heightened equity vesting provided for in the Employment Agreement if a Change in Control and Qualifying Termination (as those terms are defined in the Employment Agreement, except that for purposes of clause (a) of the definition of Change in Control, “thirty-five percent (35%)” shall be substituted for “fifty percent (50%)”) occur on or prior to the Transition End Date, or if a Change in Control occurs on or prior to the Transition End Date and equity-based awards are not assumed or replaced as provided in the Employment Agreement; provided that, if the Transition End Date occurs prior to December 31, 2018 because Executive’s position as Chairman is terminated by the Company other than for Cause or the Executive resigns from his position as Chairman for Good Reason, and a Change in Control occurs on or prior to December 31, 2018, then for purposes of this sentence, the Transition End Date shall be the date of the Change in Control. For avoidance of doubt, it is understood, subject to the immediately following sentence, that Executive shall be determined to have experienced a material reduction of his duties or authorities if all of the following occur during the Transition Period: (i) a Change in Control occurs prior to the Transition End Date, (ii) in the period between the Change in Control and the Transition End Date Executive is no longer the Chairman of the Board of the top-most parent company with publicly-traded equity securities resulting from the Change in Control, (iii) Executive’s position as Chairman was not terminated by Executive other than for Good Reason or by the Company for Cause, and (iv) the termination of Executive as Chairman did not occur on December 31, 2018 in accordance with the terms of this

Agreement. Notwithstanding anything else in this Section 2(c)(v) or the Employment Agreement, none of the following shall constitute a Qualifying Termination: (x) termination of Executive’s positions as President and Chief Executive Officer pursuant to this Agreement, (y) termination of Executive’s position as Chairman of the Board pursuant to this Agreement (other than a termination by the Company without Cause or a resignation by Executive for Good Reason) and (z) any development that occurs after the Transition End Date.

(vi)Executive’s benefit plan participation and current perquisites will continue during Transition Period.

(vii)Executive agrees to move to another office at the corporate home office prior to the Transition Date so that his current office space may be used by the successor Chief Executive Officer. After a reasonable period of not more than three months, the Company will provide Executive with a reasonable office and reasonable technology and secretarial support outside the corporate home office during the Transition Period (provided that such secretarial support may be provided by a Company employee who is based at the corporate home office).

(d) Non-Executive Officer Services. If Executive’s service as Chairman of the Board terminates prior to March 15, 2019, the parties agree that the Company will employ Executive in a non-executive officer position through March 15, 2019 and Executive will continue to assist with matters, as reasonably requested by, and at such time and in such manner as mutually agreed with, the successor Chief Executive Officer until March 15, 2019; provided the Company shall not be required to continue to employ Executive if (A) Executive terminates his position as Chairman of the Board voluntarily prior to December 31, 2018, (B) Executive terminates his employment with the Company voluntarily prior to March 15, 2019 or (C) the Company terminates Executive for Cause (as defined in the Employment Agreement) (it being understood that the Company may only terminate Executive’s employment in the non-executive officer position for Cause). Subject to (i) Executive’s execution and non-revocation of this Agreement, (ii) Executive’s continued compliance with the Employment Agreement, (iii) the preceding sentence of this Section 2(d) and (iv) Executive’s execution and non-revocation of a commercially reasonable release agreement in a form reasonably satisfactory to the Company upon the Company’s request (a “Release”) (which Release shall not require Executive to release any Accrued Obligations or rights under the Indemnification Provisions (each as defined in the Employment Agreement), or rights under this Agreement), Executive’s special performance option award that was granted on March 15, 2016, and other equity awards, will continue to vest in accordance with their terms through March 15, 2019. In addition, if Executive’s service as Chairman of the Board terminates prior to December 31, 2018 due to his removal from such position by the Company other than for Cause or due to his resignation for Good Reason, Executive shall be entitled to receive payments under Section 2(b) through December 31, 2018, the amounts described in Section 2(c)(i) and a bonus under Section 2(c)(ii), in each case as if his service as Chairman continued through December 31, 2018. Other than as set forth in this Section 2(d) and Section 3(b) below (and except for continuation of his coverage under the Company’s welfare plans), Executive shall not receive any additional compensation during Executive’s service as a non-executive officer pursuant to this Section 2(d).

3.Other Matters.

a.After public announcement of the transition of the Chief Executive Officer position, Executive will be permitted to exercise options held by him that will expire in 2018 on a “net exercise” basis (i.e., exercise price and tax obligations may be satisfied through the withholding of shares that would otherwise be issuable upon the exercise of the option). Executive will also be permitted to sell shares of Company common stock after the announcement and while he is Chairman of the Board, subject to compliance with the Company’s insider trading policy and applicable law.

b.Subject to (i) Executive’s execution and non-revocation of this Agreement, (ii) Executive’s continued compliance with the Employment Agreement, (iii) Executive’s continued employment through March 15, 2019, as discussed in Section 2(d) above and (iv) Executive’s execution and non-revocation of a Release upon the Company’s request, Executive will remain eligible to receive one-third (1/3) of the performance share units (PSUs) that he would have received in connection with Executive’s award granted June 1, 2017 had he remained employed by the Company through the end of the performance period, if any, with such amount determined based on the Company’s actual performance during the performance period.

c.After sixty (60) days following the Transition Date, Executive will be free, with the consent of the Board (not to be unreasonably withheld), to obtain other employment during the Transition Period and any period of non-executive officer employment described in Section 2(d) above, provided that (i) Executive shall continue to fulfill his responsibilities as Chairman of the Board throughout the Transition Period and (ii) Executive shall remain bound by any existing restrictive covenants, including those in the Employment Agreement.

4.No Other Compensation or Benefits. Other than the amounts specifically described in this Agreement, Executive agrees that Executive shall receive no other compensation or benefits from the Company, whether under this Agreement, the Employment Agreement or any other arrangement or agreement with the Company.

5.Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of (i) the misuse or misappropriation of trade secrets or proprietary information or (ii) the breach of any non-competition or non-solicitation covenants.

6.Governing Law. This Agreement has been executed in the State of Illinois, and Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

7.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that such successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding stock, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

8.Entire Agreement. This Agreement, the Employment Agreement, the Employee Inventions and Proprietary Rights Assignment Agreement and all equity or other long-term incentive award agreements, each entered into between Executive and the Company, constitute the entire agreement between Executive and the Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment.

9.No Conflict. Executive represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Executive is a party or by which Executive is bound, including, without limitation, any noncompetition or confidentiality agreement previously entered into by Executive.

10.Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

11.Modification. This Agreement may not be modified or amended except by a written agreement signed by Executive and the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of February, 2018.

INNERWORKINGS, INC., a Delaware corporation		EXECUTIVE

By:	/s/ Ronald C. Provenzano	/s/ Eric D. Belcher
Name:	Ronald C. Provenzano	Eric D. Belcher
Its:	Corporate Secretary